Exhibit 19
COTERRA ENERGY INC.
INSIDER TRADING POLICY AND PROCEDURES
(APPROVED OCTOBER 30, 2024)
I.    General Policy:
The United States securities laws prohibit persons from trading on material information that has not been made public. No director, officer or employee (nor anyone acting on such person’s behalf) who is aware of material information relating to Coterra Energy Inc. (the “Company” or “Coterra”) or another company with which the Company has a business relationship, that has not been made generally available to the public, may sell or purchase shares of the stock or other securities (or puts, calls or similar options to buy or sell stock or other securities) of Coterra or of such other company with which the Company has a business relationship.
In addition, to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to Coterra, it is Coterra’s policy not to engage in transactions in Company Securities (as defined below) in violation of such laws, rules and regulations.
1.    Material Information. Material information about a company is any information that a reasonable investor would be likely to consider important in deciding whether to buy, sell, hold or otherwise trade in securities of that company. Information may be important for this purpose even if it would not alone determine the investor’s decision. A director, officer or employee should assume that any information, positive or negative, that might be of significance to an investor in determining whether to purchase, sell or hold Coterra’s common stock would be material. Examples of some types of information that often may be material are:
a.    financial results;
b.    financial forecasts;
c.    changes in dividends or stock repurchases;
d.    proposals, plans or agreements, even if preliminary in nature, regarding a merger, acquisition, business combination, tender offer, joint venture, other purchase and sale of or investment in other companies, and purchase or sale of assets;
e.    successful or unsuccessful exploratory oil or gas wells;
f.    significant write-downs in assets or changes in reserves;
g.    obtaining or losing important contracts;
h.    important production developments;
i.    major financing developments;
j.    major personnel changes;

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k.    major litigation developments;
l.    environmental issues;
m.    governmental or regulatory actions;
n.    significant cybersecurity incidents or data breaches; and
o.    major changes in business direction.
2.    Public Information. Information is considered to be non-public unless it has been disclosed to the general public. Examples of effective disclosure include public filings with the Securities and Exchange Commission (“SEC”), issuance of Company press releases on any major wire service and, in certain cases, earnings calls with analysts and the public. The information must be publicly disclosed, and there must be adequate time for the information to be disseminated to, and digested by, the public market as a whole. The Company’s policy is that information that has been available until the opening of the market on the second business day after the information was publicly disclosed may generally be considered adequately disseminated and, therefore, “public” information. In certain circumstances, the necessary time period may vary depending on the information and other market factors.
II.    Specific Policies & Procedures:
In order to support compliance with the general policy described in Article I above, the Company has adopted the following specific policies and procedures (together with the general policy described in Article I above, this “Policy”):
1.    Individual Responsibility. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities or Derivative Securities (as defined below) while in possession of material non-public information. Each individual is responsible for complying with this Policy and for making sure that any Family Member (as defined below) or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual. Any action on the part of the Company, the General Counsel, the Corporate Secretary or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described in more detail in paragraph 8 below.
2.    Covered Persons. If any director, officer or employee possesses material non-public information concerning the Company, then neither that person, nor that person’s spouse, children, step-children, or grandchildren, parents, step-parents, grandparents, siblings, in-laws, any other adult living in the same household as such person, or any other person whose trading activities are directed by, or are subject to the influence and control of, the subject director, officer or employee (such persons, “Family Members”), may buy or sell Company Securities or Derivative Securities, or pass on such information to any other person. The subject director, officer or employee is responsible for the transactions of any Family Member and, therefore, should make them aware of the need to comply with this Policy. Transactions by Family Members will be treated as transactions of the responsible director, officer or employee.

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3.    Covered Transactions. Except as set forth in paragraph 4 below, this Policy applies to all transactions in Company Securities, including the Company’s common stock, options to purchase common stock, or any other type of security the Company may issue, including preferred stock, convertible derivatives, warrants, notes, bonds and any other debt or equity securities (referred to in this Policy as “Company Securities”), as well as derivative securities that are not issued by the Company, including any exchange-traded, over-the-counter or bespoke put or call options or swaps relating to the Company’s Securities (“Derivative Securities”).
4.    Permitted Transactions. The following transactions are permitted by this Policy without further pre-approval:
a.    grants of restricted stock, restricted stock units, stock options, stock appreciation rights, performance stock units or common stock (“Equity Awards”) issued pursuant to a Company benefit plan (“Plan”), the cancellation or forfeiture of Equity Awards pursuant to a Plan, and the vesting of Equity Awards pursuant to a Plan;
b.    exercise of tax withholding rights with respect to restricted stock, restricted stock units or performance stock units pursuant to which such person elects to have the Company withhold shares of the Company’s common stock to satisfy tax withholding requirements upon vesting, provided that this exemption does not cover market sales of the Company’s common stock;
c.    exercise of stock options that have been granted by the Company, including any net exercise of an option pursuant to which the option holder has elected to have the Company withhold shares of Coterra common stock to satisfy tax withholding requirements or the exercise price of the option, provided that this does not include broker-assisted cashless exercises or market sales of the purchased shares;
d.    execution of trades in Company Securities pursuant to an approved 10b5‑1 Plan (as defined below);
e.    bona fide gifts (including charitable donations) of Company Securities, unless (i) the person making the gift is an Insider (as defined below) or (ii) the person making the gift is otherwise subject to the blackout period and a sale of the Company Securities by the recipient will occur during a blackout period; and
f.    transactions in Company Securities by the Company that are otherwise permitted under applicable securities law.
5.    Prohibited Trading in Other Securities. No director, officer, employee or agent thereof shall place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities (or related derivative securities, such as put or call options) of another company with which (i) the Company does business, such as the Company’s vendors, customers and suppliers, or (ii) the Company may be negotiating major transactions, such as an acquisition, investment or sale if the director, officer, employee or agent thereof learns in the course of his or her position or employment by the Company non-public information about the other company that is likely to affect the value of those securities, including any derivative securities. For example, it would be a violation of this Policy and the law if an employee learned through the course of their employment that the Company intended to purchase assets from another company, and

Exhibit 19
then bought or sold stock in that other company (or puts or calls on such company’s securities) because of the likely increase or decrease in the value of its securities.
6.    Speculation. The Company prohibits all non-Insider employees from engaging in Speculative Transactions (as defined below) without prior approval from the Company. Any non-Insider employee wishing to enter into such transactions must first submit the proposed transaction for approval by the Corporate Secretary at least two weeks prior to the proposed effective date of the transaction. Such request for approval must set forth the material terms of, and a valid justification for entering into, the proposed transaction.
7.    Further Restrictions for Insiders. Because of their access to confidential information on a regular basis, directors, officers and certain designated employees (including such persons’ Family Members, “Insiders”) are subject to additional restrictions on trading in Company Securities under this Policy. The Insiders subject to this restriction shall include, among others, any director or officer of the Company who is required to file reports pursuant to Section 16 (“Section 16 person”) of the Exchange Act of 1934, as amended (“Exchange Act”), and their respective administrative assistants, as well as certain other employees designated by the Corporate Secretary in consultation with the CEO and CFO who have regular access to the Company’s internal financial statements and operating results prior to those being released to the public. The Corporate Secretary or designee will maintain the list of Insiders and shall notify each of them with respect to this designation.
a.    Prohibition on Speculative Trading. The Company prohibits Insiders from (i) speculative trading in Company Securities (including the use of any margin account or other pledging of Company Securities as collateral); (ii) engaging in transactions that are designed to, or have the effect of, hedging or otherwise offsetting any decrease in the market value of any Company Securities; (iii) “short selling” Company Securities; and (iv) trading Derivative Securities (such transactions described in subclauses (i) through (iv), collectively, “Speculative Transactions”).
b.    Pre-clearance. Except as set forth in paragraph 4 above, all Insiders must obtain pre-clearance from the Company’s Corporate Secretary or General Counsel before trading in Company Securities, including the entry into or termination of any 10b5-1 Plan. Each proposed transaction will be evaluated to determine whether the Insider is in possession of material non-public information at the time of the transaction. Pre-cleared transactions must be effected within 10 business days of the date such transaction is pre-cleared unless a written exception is granted. If the transaction is not effected within such 10‑business day period, the Insider must not trade until he or she has requested and received pre-clearance for the new date of the proposed transaction.
c.    Blackout Periods. Except as set forth in paragraph 4 above, all orders to purchase or sell Company Securities are subject to the blackout periods described herein. The blackout period is in addition to the general restrictions on trading applicable to all directors, officers and employees under this Policy. Approval for a trade during the blackout period will be given by the Corporate Secretary or General Counsel only for reasons of exceptional personal hardship and only in the event the Insider is not actually in possession of material non-public information.
i.    Quarterly blackouts. Insiders may not trade in the Company Securities during a period beginning at the close of the market on the 20th

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day of the last month of each fiscal quarter—that is, March 20, June 20, September 20 and December 20—and ending at the opening of the market on the second business day after the earnings release for that fiscal quarter or year, as the case may be. The Corporate Secretary or designee will send a reminder notice to Insiders at the beginning of the blackout period, but this Policy is deemed to be in effect on the schedule described above even if no notice is given.
ii.    Other blackouts. From time to time, situations may occur where there is information known by management that has the potential to be material when released. In any such situation, at the discretion of the Corporate Secretary in consultation with the CEO and CFO, a blackout period may be imposed to be in effect for so long as such persons deem necessary or appropriate. To maintain confidentiality, at the discretion of the Corporate Secretary in consultation with the CEO and CFO, the existence of the blackout period may be announced only to those who are aware of the information giving rise to the blackout. If, however, a designated Insider requests permission to trade in the Company Securities during the blackout period, pursuant to the pre-clearance requirements of this Policy, the Corporate Secretary or designee will inform the Insider on a confidential basis of the existence of the blackout period, without disclosing the reason for the blackout. Any director, officer or employee made aware of the existence of a blackout period pursuant to this procedure may not disclose the existence of the blackout period to any other person. When the blackout period has concluded, the Corporate Secretary or designee will notify any director, officer or employee previously informed of the blackout period.
d.    10b5-1 Plans. Any Insider who intends to enter into a trading plan under Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) must submit that plan to the Corporate Secretary for review prior to implementation of such plan. Notwithstanding anything else in this Policy, trading in Company Securities pursuant to such a plan will be permitted (even during blackout periods), provided such trading plan: (1) has been implemented in compliance with applicable law; (2) has been reviewed and approved in writing by the Corporate Secretary prior to the individual’s entry into the trading plan; and (3) is adopted outside of a blackout period when the individual is not in possession of material, non-public information and is otherwise in compliance with this Policy. The compliance of any 10b5‑1 Plan with applicable SEC rules is the responsibility of the person adopting such plan. Although the Company has absolute discretion as to whether to approve a proposed 10b5-1 Plan, any such trading plan must, at the minimum, meet the following conditions:
i.    contain clear and specific trading instructions that do not permit the person adopting such trading plan to exercise any post-plan adoption influence over how, when or whether such trading plan’s future transactions are implemented;
ii.    be entered into or adopted in good faith by the plan participant, and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b5‑1 under the Exchange Act, at a time when the Insider was not in possession of material non-public information about the Company or Company Securities (and, with respect

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to any Section 16 person, a written representation to this effect must be made);
iii.    have a minimum duration of one year; and
iv.    no transactions shall occur under such trading plan until the expiration of a waiting period consisting of:
◦with respect to any Section 16 person, the later of (a) 90 days after the adoption of such plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which such trading plan was adopted (but, in any event, subject to a maximum of 120 days after the adoption of such trading plan); and
◦with respect to any Insider who is not a Section 16 person, 30 days after the adoption of such trading plan.
Modifications of or amendments to a 10b5-1 Plan, including, but not limited to, the trading formula or instructions, are subject to the requirements set forth above, as if such modification or amendment were the adoption of a new 10b5-1
Plan. A participant in a 10b5-1 Plan should not engage in any trading relating to
Company Securities outside such trading plan while such trading plan is effect.
Participants in 10b5-1 Plans should consult with relevant personnel at the
Company prior to terminating any such trading plan.
8.    Consequences of Violations. The purchase or sale of securities while aware of material non-public information, or the disclosure of material non-public information to others who then trade in the Company Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations can be severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career, as well as being negative publicly for the Company.
9.    Company Assistance: Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Corporate Secretary, who can be reached by telephone at 281-589-4600 or by e-mail at corporatesecretary@coterra.com.